Exhibit 5.01
CORTÉS, ABOGADOS
Promotora de Informaciones, S.A.
Gran Vía, 32
28013 Madrid
Madrid, 25 October 2010
Dear Sirs,
Amended and restated business combination agreement by and among Promotora de Informaciones, S.A., Liberty Acquisition Holdings Corp., and Liberty Acquisition Holdings Virginia, Inc., dated as of 4 August 2010, as amended by Amendment No. 1 thereto dated as of 13 August 2010 (the ARBCA)
We have acted as Spanish legal advisors to Promotora de Informaciones, S.A., a sociedad anonima organized under the laws of the Kingdom of Spain (Prisa), in connection with the ARBCA and the issuance by Prisa of (i) up to 224,855,520 new Class A ordinary shares and (ii) up to 402,987,000 Class B convertible non-voting shares (jointly, the New Shares) on the terms contemplated in the ARBCA, as described in the proxy statement / prospectus forming part of the registration statement on form F-4, registration number 333-166653 (as amended through the date hereof, the F-4 Registration Statement) filed with the Securities Exchange Commission.
1. Documents examined
In connection with this opinion, we have reviewed and examined originals or copies identified to our satisfaction, of such records of Prisa and such other documents as we have considered necessary as a basis for the opinions hereinafter expressed.
2. Assumptions
In giving this opinion, we have assumed:
(i)	the genuineness of all signatures;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the completeness and the conformity to originals of all documents submitted to us as copies;

(iii)	that the business combination agreement dated as of 5 March 2010, its amendments and the ARBCA have been duly authorized by all the parties thereto other than Prisa, and have been duly executed and delivered by all the parties thereto other than Prisa;

(iv)	that there is nothing in any law of any jurisdiction other than Spain that might affect our opinion; and

(v)	that no act or document other than the ones we have reviewed contradicts or varies the information contained in the documents supplied to us for the purposes of this opinion.

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain and express no opinion on any question arising under any laws other than the laws of Spain. This opinion is confined to, and given on the basis of, the laws of Spain as such are in effect on the date hereof.
3. Opinion
Based on the above assumptions and subject to the reservations set out below, we are of the opinion that:
(a)	Prisa is duly incorporated and validly existing as a corporation with limited liability under the laws of Spain.

(b)	Prisa has the power to enter into the ARBCA and to exercise its rights and perform its obligations thereunder, and all corporate and other actions required to authorise the execution of the ARBCA have been duly taken. The person executing the ARBCA for Prisa is legally authorised to do so. The ARBCA has been validly executed by Prisa in a way that is permitted by Spanish law.

(c)	When the capital increase and the issuance of the New Shares have been duly authorized by a resolution of the General Shareholder’s Meeting of Prisa and upon the payment for the New Shares through the transfer and contribution in kind of the shares and warrants of Liberty Acquisition Holdings Virginia, Inc., along with the filing and registration of the relevant prospectus by Prisa at and by the Spanish Stock Market Commission (Comision Nacional del Mercado de Valores), the Board of Directors of Prisa (Consejo de Administracion) or any other person or body duly empowered shall execute in a public deed the capital increase, register such notarial deed with the Commercial Registry of Madrid and record the New Shares with the Spanish Sociedad de Gestion de los Sistemas de Registro, Compensacion y Liquidacion de Valores, S.A. (Iberclear). By effect thereof, the New Shares will be duly authorized, fully paid and validly issued under the existing laws of Spain.
4. Reservations
This opinion is given subject to the following reservations:
1.	No opinion is expressed on matters of fact.

2.	The validity, enforceability and effectiveness of the obligations assumed by Prisa under the ARBCA may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting creditors’ rights generally.
In this opinion, Spanish legal concepts are described in English terms and not by their original Spanish language terms. Such concepts may not be exact translations of the concepts described by the same English terms. This opinion may, therefore, only be relied upon under the express condition that any issues (e.g. interpretation, etc.) arising thereunder will be governed by Spanish law, except as required by the Securities Act of 1933, as amended.
This opinion is being furnished by us, as Spanish legal advisors to Prisa, to you as a supporting document in connection with the above referenced F-4 Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent and may not be relied upon for any other purpose other than the Registration Statement as set out below.
We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement on Form F-4 and to the reference to our firm name in the proxy statement/prospectus forming part of the Registration Statement on Form F-4 under the caption “Legal Experts.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Yours faithfully,
/s/ Jaime Cano
Jaime Cano